PRESS RELEASE	Exhibit 99.1

PUBLICIS AND OMNICOM AGREE TO TERMINATE PROPOSED
MERGER OF EQUALS

Paris and New York, May 8, 2014 - Publicis Groupe S.A. (Euronext Paris: PUB) and Omnicom Group Inc. (NYSE: OMC) today jointly announced that they have terminated their proposed merger of equals by mutual agreement, in view of difficulties in completing the transaction within a reasonable timeframe. The parties have released each other from all obligations with respect to the proposed transaction, and no termination fees will be payable by either party.

This decision was unanimously approved by the Management Board and the Supervisory Board of Publicis Groupe and the Board of Directors of Omnicom.

In a joint statement, Maurice Lévy, Chairman and Chief Executive Officer of Publicis Groupe, and John Wren, President and Chief Executive Officer of Omnicom Group, stated: "The challenges that still remained to be overcome, in addition to the slow pace of progress, created a level of uncertainty detrimental to the interests of both groups and their employees, clients and shareholders. We have thus jointly decided to proceed along our independent paths. We, of course, remain competitors, but maintain a great respect for one another."

About Publicis Groupe

Publicis Groupe [Euronext Paris FR0000130577, CAC 40] is one of the world’s leading communications groups. The Groupe offers a full range of services and skills: digital (DigitasLBi, Razorfish, Rosetta, VivaKi), advertising (BBH, Leo Burnett, Publicis Worldwide, Saatchi & Saatchi), public affairs, corporate communications and events (MSLGROUP), media strategy, planning and buying (Starcom MediaVest Group and ZenithOptimedia), healthcare communications, with Publicis Healthcare Communications Group (PHCG), and finally, brand asset production with Prodigious. Present in 108 countries, the Groupe employs more than 62,000 professionals. www.publicisgroupe.com | Twitter: @PublicisGroupe | Facebook: www.facebook.com/publicisgroupe | LinkedIn: Publicis Groupe | http://www.youtube.com/user/PublicisGroupe | Viva la Difference !

About Omnicom

Omnicom Group Inc. (NYSE: OMC) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

www.omnicomgroup.com | Twitter: @Omnicom

Contacts

Publicis Groupe
Peggy Nahmany	Corporate Communications	+ 33 (0)1 44 43 72 83
Martine Hue	Investor Relations	+ 33 (0)1 44 43 65 00
Stéphanie Constand-Atellian	Investor Relations	+ 33 (0)1 44 43 74 44

Omnicom Group
Joanne Trout	Corporate Communications	+ (1) 212-415-3669
Shub Mukherjee	Investor Relations	+ (1) 212-415-3011

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